Camber Energy, Inc. S-4/A

Exhibit 99.2

October 14, 2020

Board of Directors
Camber Energy, Inc.

1415 Louisiana, Suite 3500,

Houston, Texas 77002

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 8, 2020, to the Board of Directors of Camber Energy, Inc. (“Camber”) as Annex E to, and reference thereto under the headings “Summary—Opinion of Camber’s Financial Advisor” and “The Merger—Opinion of Camber’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Camber and Viking Energy Group, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4/A (Amendment No. 2) of Camber (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

MERCER CAPITAL

J. David Smith, ASA, CFA
Senior Vice President

MERCER CAPITAL	20333 State Highway 249, Suite 200	832.432.1011 (P)	www.mercercapital.com
Houston, Texas 77070